Exhibit 99.1

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$21,978	$7,440
Securities available for sale, at fair value	10,524	14,961
Securities held to maturity	12,737	16,285
Loans receivable held for sale, net	29,411	20,940
Loans receivable, net of allowance of $20,458 and $20,460	382,616	432,640
Accrued interest receivable	2,216	2,419
Federal Home Loan Bank (FHLB) stock, at cost	4,089	4,305
Office properties and equipment, net	5,094	5,363
Real estate owned	3,036	2,072
Bank owned life insurance	2,522	2,418
Deferred tax assets	5,369	4,986
Other assets	4,338	7,217

Total assets	$483,930	$521,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$348,445	$385,488
Federal Home Loan Bank advances	87,000	91,600
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	—
Advance payments by borrowers for taxes and insurance	272	372
Other liabilities	4,353	6,071

Total liabilities	451,070	489,531

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at December 31, 2010 and 2009; liquidation preference of $9,000 at December 31, 2010 and 2009	8,963	8,963
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 6,000 shares of Series E at December 31, 2010 and 2009; liquidation preference of $6,000 at December 31, 2010 and 2009	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at December 31, 2010 and 2009; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at December 31, 2010 and 2009	2	2
Preferred stock discount	(1,380)	(1,756)
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at December 31, 2010 and 2009; outstanding 1,743,965 shares at December 31, 2010 and 1,743,365 shares at December 31, 2009	20	20
Additional paid-in capital	14,395	14,273
Retained earnings-substantially restricted	8,074	7,322
Accumulated other comprehensive income, net of taxes of $176 at December 31, 2010 and $118 at December 31, 2009	263	176
Treasury stock-at cost, 269,977 shares at December 31, 2010 and 270,577 shares at December 31, 2009	(3,451)	(3,459)

Total stockholders’ equity	32,860	31,515

Total liabilities and stockholders’ equity	$483,930	$521,046